PURCHASE MONEY MORTGAGE

MADE this 28th day of January, 1998 by and between WATERSOFT, INC., a Pennsylvania corp., with a business address at P.O. Box 427, Saxonburg, PA 16056,(the "Mortgagor") and SEVEN FIELDS DEVELOPMENT COMPANY, a PA Business Trust with a business address at 2200 Garden Drive, Mars, Pennsylvania 16046 (the "Mortgagee").

WHEREAS, in connection with the purchase by Mortgagor of that certain real property situate in the Borough of Seven Fie1ds, County of Butler, Commonwealth of Pennsylvania and more particularly described in Exhibit A attached hereto and made a part hereof (the "Land"), Mortgagor has executed and delivered to Mortgagee a Mortgage Note dated of even date herewith (the "Mortgage Note") in the principal sum four hundred eighty-seven thousand , five hundred dollars ($487,500.00), the terms and conditions of which are specifically incorporated herein by reference.

NOW, THEREFORE, Mortgagor, in consideration of the debt evidenced by the Mortgage Note and as security for the payment of the Mortgage Note, does hereby grant and convey unto
Mortgagee, its successors and assigns, Mortgagor's interest in the Land, together with all the buildings, structures and improvements of every kind and description now or hereafter erected or placed on the Land (the "Improvements").

        TOGETHER with the revisions, reminders, easements, rents, income, issues and profits arising or issuing from the Land and from the Improvements thereon, including, but not limited to, the rents, income, issues and profits arising or issuing from all leases and subleases flow or hereafter entered into covering all or any part of said Land and for the Improvements, all of which leases, subleases, rents, issues and profits are hereby assigned and, if requested by Mortgagee, shall be caused to be further assigned to Mortgagee by Mortgagor. The foregoing assignment shall include without limitation, cash or securities deposited under leases to secure performance by lessees of their obligations thereunder, whether such cash or securities are to be held until the expiration of the terms of such leases or applied to one or more installments of rent coming due prior to the expiration of such term subject to the rights of lessees thereunder Mortgagee, or any officer of Mortgagee, is hereby irrevocably appointed attorney-in-fact for Mortgagor to collect such rents, issues and profits alter default by Mortgagor, such power being coupled with an interest. Mortgagor will execute and deliver to Mortgagee on demand such assignments and instruments as Mortgagee may require to implement, confirm, maintain and continue the assignment hereunder.

ALL of which property hereinabove described, together with all of which collateral is now existing or hereafter arising, now owned or hereafter acquired, due or to become due, including proceeds, products, and insurance proceeds to secure payment of the Mortgage Note, being hereinafter collectively called the "Mortgaged Property."

TO HAVE AND TO HOLD the same unto Mortgagee, its successors and assigns, forever.

PROVIDED, HOWEVER, that if Mortgagor shall pay to Mortgagee the debt evidenced by the Mortgage Note, and Mortgagor shall keep and perform each of its other covenants, conditions and agreements set forth in this Mortgage, then this Mortgage and the estate hereby granted and conveyed shall become null and void.

This conveyance is intended as a mortgage and is given for the purpose of securing payment of the Mortgage Note and performance of the other obligations of Mortgagor referred to above.

This Mortgage is executed and delivered subject to the following covenants, conditions and agreements:

1. Payment of Principal and Interest. Mortgagor agrees to pay when due to Mortgagee, the payments of principal and interest evidenced by the Mortgage Note.

2.Impositions.

(a) Mortgagor's Duty to Pay. Until payment in full of the debt evidenced by the Mortgage Note and termination of all obligations, duties and commitments of Mortgagor under the Mortgage Note, Mortgagor will (i) on or prior to the date on which any interest or penalties shall commence to accrue thereon, pay, discharge and upon request of Mortgagee furnish to Mortgagee proper receipts for all taxes, general and special, water and sewer rent charges, excise levies, vault and other license or permit fees, city taxes, transit taxes, levies and assessments of every kind and all charges for utilities and utility services, and which may have been or may hereafter be charged, assessed, levied, confirmed, imposed upon, or grow or become due and payable out of, or in respect to, or against, die Mortgaged Property, or any part thereof, or any appurtenance thereto (collectively, the "Impositions"), by any lawful authority or public utility, or which may become a lien thereon, (ii) pay all ground rents reserved from the Mortgaged Property and pay and discharge all mechanics' liens which may be filed against said premises, (iii) pay and discharge any documentary, stamp or other tax, including interest and penalties thereon, if any, now or hereafter becoming payable hereon, (iv) provide, renew and keep alive by paying the necessary premiums and charges thereon such policies of hazard and liability insurance upon the buildings and improvements now or hereafter erected upon the Mortgaged Property as are required by this Mortgage.

(b) Proof of Payment. Mortgagor, upon request of Mortgagee, will furnish to Mortgagee within fifteen (15) days after the date when any Impositions would become delinquent, official receipts of the appropriate taxing authority or other authority to which the charge is payable, or other evidence reasonably satisfactory to Mortgagee evidencing the payment thereof.

(c) Evidence of Payment. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition, of nonpayment of such imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

3. Risk of loss: Insurance. Mortgagor, at its sole expense, shall keep the Mortgaged Property continuously insured against loss or damage by fire, earthquake and flood, with extended coverage, and against such other hazards as Mortgagee may reasonably require (including, without limitation, loss of income) with an insurance company acceptable to Mortgagee, and in such total amounts as Mortgagee may reasonably require from time to time. In addition, Mortgagor shall carry comprehensive general public liability insurance, naming Mortgagor and Mortgagee as insureds, in such amounts as Mortgagee may from time to time reasonably require. Mortgagor shall also carry rental loss insurance. All policies, including policies for any amounts carried in excess of the required minimum and policies not specifically required by Mortgagee, shall be in form satisfactory to Mortgagee, shall contain a waiver of subrogation endorsement, shall be maintained in full force and effect, with premiums prepaid, and shall provide for at least thirty (30) days' prior notice of cancellation and modification to Mortgagee. Duplicate originals of all policies shall be delivered to Mortgagee and shall bc endorsed with a standard mortgagee clause in favor of Mortgagee. If the insurance, or any part thereof, shall expire, or be withdrawn, or become void by Mortgagor's breach of any condition thereof, or become, in Mortgagee's opinion, unsafe by reason of the financial condition of any company in which the insurance may then be carried, or if for any reason whatever the insurance shall be unsatisfactory to Mortgagee, Mortgagor shall place new insurance satisfactory to Mortgagee. All renewal policies, with satisfactory evidence of premiums prepaid for one (1) year, shall be delivered to Mortgagee at least thirty (30) days before expiration of the old policies or succeeding renewals as the case may be. In the event of loss covered by any property insurance, Mortgagor will give immediate notice thereof to Mortgagee, and Mortgagee may make proof of loss if not made promptly by Mortgagor. Risk of loss of, damage to or destruction of, the Mortgaged Property is and shall remain upon Mortgagor.

4. Maintenance and Improvements. Mortgagor shall maintain the Improvements in good order and condition, ordinary wear and tear excepted. Mortgagor shall make no alteration ,addition or structural change to the Mortgaged Property or any Improvement on the property which has a cost or fair market value in excess of $5,000.00 or remove or destroy any Improvement located upon the Mortgaged Property, without the prior written consent of Mortgagee which shall not be unreasonably withheld. In no event shall Mortgagor undertake any alternation or addition to the Mortgaged Property which reduces the economic value of the Mortgaged Property.

5. Right to Remedy Defaults. In the event that Mortgagor should fail to pay taxes, assessments, water and sewer charges or other lienable claims or insurance premiums, or fail to make necessary repairs or permit waste, or otherwise fail to comply with its obligations hereunder~or under tile Mortgage Note, then Mortgagee, at its election and without notice to Mortgagor, shall have the right to make any payment or expenditure which Mortgagor should have made, or which Mortgagee deems advisable to protect the security of this Mortgage or the Mortgaged Property, without prejudice to any of Mortgagee's rights or remedies available hereunder or otherwise, at law or in equity. All such Sums, as well as costs, advanced by Mortgagee pursuant to this Mortgage shall be due immediately from Mortgagor to Mortgagee and shall be secured hereby.

6. Tenant Leases. Mortgagor shall use its best efforts and shall pursue all of its legal rights and remedies to cause all leases for space in the Improvements which are entered into in the future (collectively the "Tenant Leases") to remain in full force and effect in accordance with their terms and will perform all of its obligations thereunder and shall use its best efforts and shall pursue its legal rights and remedies to cause all lessees thereunder to perform all of their obligations under such Tenant Leases and shall use its best efforts to obtain and deliver to Mortgagee at such times as Mortgagee may reasonably request, subordination agreements from tenants in the Improvements subordinating their rights to possession of the improvements under their leases to the lien of the Mortgage. Mortgagor shall not: (a) execute an assignment or pledge of the Tenant leases or the rents thereunder other than in favor of Mortgagee or the holder of the First Mortgage, or (b) accept any prepayment of rents due under any Tenant lease more than 30 days before the due date of such rents. Mortgagor shall not, without the prior written notice to Mortgagee, amend, modify, extend or consent to the surrender of any Tenant lease or give any consent to any tenant pursuant to any Tenant Lease.

Mortgagor shall promptly (a) perform all of the provisions of the Tenant leases on the part of the landlord thereunder to be performed; (b) appear in and defend any action or proceeding in any manner connected with the Tenant Leases or the obligations of Mortgagor thereunder; (c) use its best efforts and pursue all of its legal rights and remedies to, within twenty (20) days after a request by Mortgagee, deliver to Mortgagee a certificate from each tenant under the Tenant leases identifying such Tenant lease with particularity and stating that no default by Mortgagor or such tenant has occurred under tile applicable Tenant lease and no rent thereunder has been prepaid except for the current month; (d) within ten (10) days alter request by Mortgagee, deliver to Mortgagee a written statement containing the names of all tenants, the terms of all Tenant leases and the spaces occupied and rentals payable thereunder, and a statement of all Tenant Leases which are then in default, including the nature of the default; (e) deliver to Mortgagee promptly copies of any notices of default which Mortgagor may at any time forward to or receive from a tenant of any Tenant lease; and (f) within ten (10) days after execution, deliver to Mortgagee a copy of a fully executed counterpart of each Tenant lease.

7. Inspection. Mortgagee shall have the right to enter upon the Mortgaged Property at any reasonable hour for the purpose of inspecting the order, condition and repair of the Mortgaged
Property.

8. Compliance with laws. Mortgagor shall comply with all present and future laws, ordinances, rules and regulations of any governmental authority having an effect on Mortgagor or the Mortgaged Property. Mortgagor agrees that all Improvements on the Mortgaged Property, whether now existing or hereinafter erected, shall at all times comply with all local, state and federal building and safety statutes, ordinances, regulations, and requirements.

9. Further Assurances. Mortgagor will, from time to time, make, do, execute and acknowledge, as the situation may require from time to time, such further acts, deeds, conveyances, mortgages, security agreements, financing statements, continuation statements and other assurances in law as may be required for the purpose of effectuating the intent hereof and for better assuring and confirming to Mortgagee, its successors and assigns, the lien and security interest created by this Mortgage.

10. Warranty of Title: Liens. Except for exterior renovation to the Improvements to be performed by Mortgagee, Mortgagor will pay, or bond, or cause to be paid or bonded, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom. Mortgagor hereby warrants and covenants that it is the lawful owner of a fee simple interest in the Land and the Improvements; that Mortgagor has good right and lawful authority to convey and encumber the same; and that the Mortgaged Property is free and clear from all liens and encumbrances except for liens in favor of Mortgagee, liens and emcumbrances consented to in writing by Mortgagee, and the first mortgage lien held by Pittsburgh Home Savings Bank recorded in the real estate records of Butler County at MBV, Page the "FirstMortgage"). This Mortgage is subject and subordinate to the First Mortgage. Mortgagor will do or cause to be done everything necessary so that the lien and priority of this Mortgage shall be fully preserved, at the sole cost of Mortgagor, without expense to Mortgagee.

11. Transfer of Property. Whenever Mortgagor sells or otherwise transfers a townhouse apartment dwelling unit and/or any plot of land upon which such unit is placed, as shown on any recorded map or plat of the Mortgaged Property (a "Unit"), Mortgagee shall promptly, upon request of Mortgagor and subject to Mortgagee's receipt of a payment equal to the sum of $7,500.00 plus interest accrued thereon pursuant to the terms of the Mortgage Note) for each such Unit sold or transferred, release the particular Unit or Units from the lien created by this Mortgage, and shall file in the Recorder's Office of Butler County such statement of release or partial release as may be requested by Mortgagor. Payments received by Mortgagee pursuant to this paragraph 11 shall be applied by Mortgagee towards repayment of the indebtedness secured hereby until such indebtedness is paid in full.

12. Events of Default: Any one or more of the following which continues or shall exist beyond any applicable grace period or notice, if any, shall constitute an Event of Default hereunder:

(a) Failure of Mortgagor to pay any installment of principal or interest or any other sum on the date when it is due under the Mortgage Note or this Mortgage if such failure continues for thirty (30) consecutive days; or

(b) Mortgagor's nonperformance of or noncompliance with any of the other agreements, conditions, covenants, provisions or stipulations contained in the Mortgage Note or in this Mortgage which continues for a period of thirty (30) consecutive days; or

(c) If Mortgagor shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file a petition seeking any relief under any present or future statute, law or regulation relating to bankruptcy or insolvency or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding or shall seek or consent to or acquiesce in the appointment of any trustee or receiver of itself or any material part of its properties; or

(d) If, within sixty (60) days after the commencement of any proceeding against Mortgagor seeking any relief under any present or future statute, law or regulation relating to bankruptcy or insolvency, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment without the consent or acquiescence of Mortgagor of any trustee or receiver of Mortgagor or of any material part of its properties, such appointment shall not have been vacated; or

(e) One or more judgments for the payment of money shall be rendered against Mortgagor and, within sixty (60) days after the entry thereof, such judgment shall nor have been discharged or execution thereof stayed pending appeal1 or if, within sixty (60) days alter the expiration of such stay, such judgment shall not have been discharged unless such judgment is being contested in good faith and Mortgagor has posted security or provided reasonable assurance of the ability to pay any such judgment satisfactory to Mortgagee in its reasonable discretion; provided, in any event, any such judgment shall be satisfied prior to any action being taken to enforce such judgment or to sell or possess any assets in satisfaction or such judgment; or

(f) If any representation or warranty made by Mortgagor in this Mortgage or other document furnished to Mortgagee pursuant to this Mortgage proves to be false or misleading in any material respect; or

(g) If Mortgagee shall have determined (which determination shall be conclusive if made in good faith) a material adverse change has occurred in the financial condition of Mortgagor; or

(h) If foreclosure proceedings are instituted against the Mortgaged Property upon any other lien or claim whether alleged to be superior or junior to the lien of this Mortgage; or

(i) Any action or proceeding is commenced, excepting an action to foreclose this Mortgage or to collect the debt secured hereby, to which action or proceeding Mortgagee is made a party by reason of the execution of this Mortgage or the Mortgage Note, or in which it becomes necessary (unless such necessity arises from the gross negligence or willful misconduct of Mortgagee) to defend or uphold the lien of this Mortgage or the priority thereof or possession of the Mortgaged Property, or otherwise protect the security hereunder; or

(j) If the Improvements are substantially damaged or destroyed by an uninsured or inadequately insured casualty; or

13. Remedies.

(a) If an Event of Default shall occur, the entire debt secured hereby shall become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, and Mortgagee may forthwith, and without further delay, undertake any one or more of the actions specified in this paragraph 13:

(1) Foreclosure. Institute an action of mortgage foreclosure, or take such other action as the law may allow, at law or in equity, for the enforcement thereof and realization on the mortgage security or any other security which is herein or elsewhere provided for, and proceed thereon to final judgment and execution thereon for the entire unpaid balance of the principal indebtedness, with interest, at the rates and pursuant to the methods of calculation specified in the Mortgage Note and this Mortgage to the date of default and thereafter at the rate provided in the Mortgage Note together with all other sums secured by this Mortgage, all costs of suit, interest at the rate specified in the Mortgage Note on any judgment obtained by Mortgagee from and after the date of any Sheriff's Sale of the Mortgaged Property (which may be sold in one parcel or in such parcels, manner or order as Mortgagee shall elect) until actual payment is made by the Sheriff of the full amount due Mortgagee, and an attorneys' reasonable conirnission for collection, without further stay, any law, usage or custom to the contrary notwithstanding,

(2) Entry. Mortgagee personally, or by its agents or attorneys, may enter into and upon all or any part of the Mortgaged Property, and each and every part thereof, and may exclude Mortgagor, its agents and servants wholly therefrom without liability for trespass, damages or otherwise and Mortgagor agrees to surrender possession to Mortgagee on demand after the happening of any event of Default; and having and holding the same, may use, operate, manage and control the Mortgaged Property and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers; and upon every such entry, Mortgagee, at the expense of the Mortgaged Property, from time to time, either by purchase, repairs or construction, may maintain and restore the Mortgaged Property, whereof it shall become possessed as aforesaid, may complete the construction of the buildings, structures and improvements and in the course of such completion may make such changes in the contemplated or completed buildings, structures and improvements as it may deem desirable and may insure the same; and likewise, from time to time, at the expense of the Mortgagor, Mortgagee may make all necessary or proper repairs, renewals and replacements and such useful alterations, additions, betterments and improvements thereto and thereon as to it may deem advisable; and in every such case Mortgagee shall have the right to manage and operate the Mortgaged Property and to carry on the business thereof and exercise all rights and powers of Mortgagor with respect thereto either in the name of Mortgagor or otherwise as it shall deem best; and in addition to Mortgagee's right to collect all earnings, revenues, rents issues, profits and income prior to taking possession of the Mortgaged Property, Mortgagee shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgaged Property and every part thereof, and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as just and reasonable compensation for the services of Mortgagee and for all attorneys, counsel, agents, clerks, servants and other employees by it properly engaged and employed, Mortgagee shall apply the moneys arising as aforesaid to the payment of the debt. Should Mortgagee collect all earnings, revenues, rents issues, profits and income from the Mortgaged Property, the moneys so collected shall not be substituted for payment of the debt nor can they be used to cure the default, without prior written consent of the Mortgagee.

(3) Receivership,. Have a receiver appointed to enter into possession of the Mortgaged Property, collect the earnings, revenues, rents, issues, profits and income therefrom and apply the same as the court may direct. Mortgagee shall be entitled to the appointment of a receiver without the necessity of proving either the inadequacy of the security or the insolvency of Mortgagor or any other person who may be legally or equitably liable to pay moneys secured hereby and Mortgagor and each such person shall be deemed to have waived such proof and to have consented to the appointment of such receiver. Should Mortgagee or any receiver collect earnings, revenues, rents, issues, profits or income from the Mortgaged Property, the moneys so collected shall not be substituted for payment of the debt nor can they be used to cure the default, without the prior written consent of Mortgagee. Mortgagee shall be liable to account only for earnings, revenues, rents, issues, profits and income actually received by Mortgagee.

(4) Sale of personal property. Mortgagee shall have such rights and remedies in respect of so much of the Mortgaged Property as may, under applicable law, be personal property, or any part thereof, as are provided by the Code and such other rights and remedies in respect thereof which it may have at law or in equity or under this Mortgage, including without limitation the right to take possession of the Mortgaged Property wherever located and to sell all or any portion thereof at public or private sale, without prior notice to Mortgagor1 except as otherwise required by law (and if notice is required by law, after 10 days' prior written notice), at such place or places and at such time or times and in such manner and upon such terms, whether for cash or on credit, as Mortgagee in its sole discretion may determine. Mortgagee shall apply the. proceeds of any such sale to the payment of the principal indebtedness secured hereby.

(5) Sale of the Property. Mortgagee may sell any of the Mortgaged Property, not specifically designated as personal property and subject to subparagraph (4) above, in such a manner as it deems appropriate and in accordance with any applicable law. Mortgagee shall apply the proceeds of any such sale first to the payment of the indebtedness secured hereby.

(b) Rights in Pursuit of Remedies. Upon the occurrence of an Event of Default, Mortgagee in pursuance of the foregoing remedies, or in addition thereto, (i) shall be entitled to resort to its several securities for the payment of the sums secured hereby in such order and manner as Mortgagee may think fit without impairing Mortgagee's lien in, or rights to, any of such securities and without affecting the liability of any person, firm or corporation for the sums secured hereby, except to the extent that the indebtedness shall have been reduced by the actual monetary consideration, if any, received by Mortgagee from the proceeds of such security; (ii) may, in Mortgagee's sole discretion, release for such consideration, or none, as Mortgagee may require, any portion of the Mortgaged Property without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage, or the priority thereof, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the indebtedness shall have been reduced by the actual monetary consideration, if any, received by Mortgagee for such release; and/or (iii) may accept the assignment or pledge of any other property in place thereof as Mortgagee may require without being accountable for so doing to any other lienor.

(c) Waiver. Mortgagor hereby waives and releases (i) all errors, defects and imperfections in any proceedings instituted by Mortgagee under this Mortgage, (ii) all benefit that might accrue to Mortgagor by virtue of any present or future laws exempting the Mortgaged Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and (iii) all notices not herein elsewhere specifically required, of Mortgagor's default or of Mortgagee's exercise, or election to exercise, any option under this Mortgage. Mortgagor further agrees to waive the issuance and service of process and enter its voluntary appearance in any action, suit or proceeding brought in connection with any Event of Default and if required by Mortgagee, to consent to the appointment of a receiver or receivers of the Mortgaged Property and of all the earnings, revenues, rents, issues, profits and income thereof. Mortgagor will not at any time insist upon, or plead, or in any manner whatever, claim or take any benefit or advantage of any right under any statute heretofore or hereafter enacted to redeem the property so sold, or any part thereof, and Mortgagor hereby expressly waives all benefit or advantage of any such Law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property marshaled upon any foreclosure hereof.

(d) Injunctive Relief. In the event of any breach or threatened breach by Mortgagor of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though other remedies were not provided for in this Mortgage.

(e) Continued Lien of Mortgage. No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect in any manner or to any extent, the lien of this Mortgage upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Mortgagee hereunder, but such liens, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

(f) Subordination of Tenants' Rights under Leases. In the event that Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose this Mortgage, subject to the rights of any tenants of the Mortgaged Property if Mortgagee .elects that this Mortgage shall be subordinate to rights of tenants, and the failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the indebtedness or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

14. Application of Proceeds of Foreclosure. Mortgagee shall apply the proceeds of any foreclosure sale of or other disposition or realization upon the Mortgaged Property:

(a) First, to the payment or reimbursement of all reasonable advances, expenses and disbursements of Mortgagee (including, without limitation, the reasonable fees and costs of its counsel and agents) incurred in connection with the administration and enforcement of, or the preservation of any rights under, this Mortgage;

(b) Second, in satisfaction of the debt evidenced by the Mortgage
Note, whether for principal, interest or expenses in such order as Mortgagee shall designate; and

(c) Third, the balance, if any, to be distributed to Mortgagor or as otherwise required by law.

15. Condemnation. Mortgagor agrees that the proceeds of any award or claim for damages, direct or consequential, in connection with any condemnation, or other taking of the Mortgaged Property, or any part thereof, or for conveyance in lieu of condemnation, are hereby assigned arid shall be paid to Mortgagee, up to the amount owing under the terms of the Mortgage Note or this Mortgage.

16. Forbearance by Mortgagee: Remedies Cumulative. Any forbearance by Mortgagee in exercising any right or remedy hereunder or otherwise afforded by law, shall not be deemed a waiver of or preclude the later exercise of such right or remedy. The payment of insurance premiums, taxes, or other hens or charges by Mortgagee shall not be a waiver of Mortgagee's right to accelerate the maturity of the indebtedness secured by this Mortgage. All remedies provided in this Mortgage are distinct from and cumulative to any other right or remedy under this Mortgage or afforded by law or equity, and may be exercised concurrently, independently or successively.

17. Agreements Continuing, Absolute. The agreements and obligations of Mortgagor hereunder are continuing agreements and obligations, and are absolute and unconditional irrespective of the genuiness, validity or enforceability of the Mortgage Note or any other agreement or agreements now or hereafter entered into by Mortgagee and/or Mortgagor pursuant to which the debt evidenced by the Mortgage Note or any part thereof is issued or of any other circumstance which might otherwise constitute a legal or equitable discharge of such agreements and obligations; without limitation upon the foregoing, the agreements and obligations of Mortgagor shall not in any such way be affected by (i) any renewa1, refinancing or refunding of such debt in whole or in part, (ii) any extension of the time of payment of the Mortgage Note or other instrument or instruments now or hereafter evidencing the debt or any part thereof, (iii) any amendment to or modification of the terms of the Mortgage Note or any other agreement or agreements now or hereafter entered into by Mortgagee and Mortgagor pursuant to which the debt or any part thereof is issued or secured, (iv) any substitution, exchange or release of, or failure to preserve, perfect or protect, or other dealing in respect of, the Mortgaged Property or any other property or any security for the payment of the debt evidenced by the Mortgage Note or any part thereof, (v) any bankruptcy, insolvency, arrangement, composition, assignment for the benefit of creditors or similar proceeding commenced by or against Mortgagor or (vi) any other matter or thing whatsoever whereby the agreements and obligations of Mortgagor hereunder would or might otherwise be released or discharged.

18. Partial Invalidity. The invalidity per se or in any application of any one or more paragraphs of this Mortgage or any part of any thereof shall not affect the remaining portions of this Mortgage, all of which are inserted conditionally on their being held valid in law.

19. Amendment: Successors and Assigns. This Mortgage cannot be changed or amended except by an agreement in writing signed by the party against whom enforcement is sought. The covenants, conditions and agreements contained in this Mortgage shall bind, and the benefits thereof shall inure to, tile parties hereto and their respective heirs, executors, administrators, successors and assigns.

20. Notices: Any notices, or other communications required or permitted hereunder shall be given by personal delivery or sent by registered or certified mail, postage prepaid, to the parties at their addresses set forth above, or to such other address as either party may designate in writing from time to time.

21. Governing Law. This Mortgage shall be governed by the law of Pennsylvania. This provision shall not limit the applicability of federal law to this Mortgage.

IN WITNESS WHEREOF, and intending to be legally bound, Mortgagor has executed and delivered this Mortgage on the day and year set forth at the beginning of this Mortgage.

MORTGAGOR:

WATERSOFT, INC.

By:

Edward E. Ferree, President